Exhibit 1(b)


                STEIN ROE INVESTMENT TRUST
     AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST

     The undersigned, being a majority of the duly elected and qualified Trustees of Stein Roe Investment Trust, a voluntary association with transferable shares organized under the laws of the Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated January 8, 1987 (the "Declaration of Trust"), do hereby amend the Declaration of Trust as follows and hereby consent to such amendment:

     Article Sixth, Section II, subsection 2.02 of the
Declaration of Trust is amended as follows:

        2.02 Price. Shares shall be redeemed at the net asset value per share of the appropriate series, determined as set forth in Section III hereof; provided, however, that with respect to shares of any series of the Trust that is authorized after October 29, 1996, that the amount payable by the Trust upon redemption shall be reduced by such redemption fee, if any, as the Trustees may authorize. The net asset value per share of such series applicable to any such redemption of shares shall be the net asset value per share next determined after receipt of a request for redemption of such shares in proper form, except that, subject to applicable rules and regulations, if any, of the SEC, the Board of Trustees may prescribe that requests for redemption received prior to the cutoff time preceding the time of day prescribed for determination of net asset value per share of such series shall be transacted at the net asset value per share next determined and that requests for redemption after the cutoff time and before the time for determination of the next net asset value per share shall be transacted at the net asset value per share next determined after the next net asset value per share. The criteria for determining what constitutes a proper request for redemption of shares of a series and the receipt of such request for redemption shall be prescribed by the Board of Trustees.

     This instrument may be executed in several counterparts, each of which shall be deemed to be an original, but all taken together shall be one instrument.

Dated:   December 13, 1996


TIMOTHY K. ARMOUR            DOUGLAS A. HACKER
Timothy K. Armour            Douglas A. Hacker

KENNETH L. BLOCK             FRANCIS W. MORLEY
Kenneth L. Block             Francis W. Morley

WILLIAM W.  BOYD             CHARLES R. NELSON
William W. Boyd              Charles R. Nelson

LINDSAY COOK                 THOMAS C. THEOBALD
Lindsay Cook                 Thomas C. Theobald

GORDON R. WORLEY
Gordan R. Worley